Exhibit 99.1

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Park City Group

First Quarter 2018 Conference Call

November 9, 2017

C O R P O R A T E P A R T I C I P A N T S

David M. Mossberg, Investor Relations

Todd Mitchell, Chief Financial Officer

Randall K. Fields, Chief Executive Officer and Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ananda Baruah, Loop Capita Markets

P R E S E N T A T I O N

Operator:

Ladies and gentlemen, thank you for standing by. Good day and welcome to the Park City Group First Quarter 2018 Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Dave Mossberg, Investor Relations. Please go ahead, sir.

David M. Mossberg:

Thank you, Paula, and thank you everyone for joining us on today’s call and your interest in Park City Group. Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations section of the Company’s website at parkcitygroup.com.

I also want to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations of Park City Group’s Management and are subject to risks and uncertainties which could cause actual results to differ from forward-looking statements. Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Our speakers today will be Mr. Randy Fields, Park City Group’s CEO and Chairman, and Todd Mitchell, Park City Group’s CFO. With that, I’ll turn it over to Todd.

Todd Mitchell:

Thank you, Dave, and good afternoon everyone. I will be reviewing our fiscal first quarter 2018 financial results. We generated 12% revenue growth in the quarter. As we've said, we're not a quarterly company; there will be variability in quarterly growth. However, we remain confident in our outlook for 25% to 35% revenue growth for the year.

With regards to growth in the quarter, we made a conscious decision to focus in on our HUBs compliance level. Randy will talk more about this but essentially, we entered the first quarter with the largest ever backlog of recently connected suppliers. As we’ve said before, the success of our customers is paramount. In the case of ReposiTrak, success is defined by supplier compliance. Therefore, it was critical that we focus on execution and bringing this backlog into compliance. We've just expanded the Success Team and given them new tools to execute. By the end of the quarter our compliance level was the highest in our history and this occurred despite the fact the weather disrupted many of our customers. Many have warehouse facilities in the South and Southeast, but more importantly, with two hurricanes in one month, FEMA basically took all the independent truckers offline, putting the whole distribution system into disarray. As a result, our HUBs naturally lessened their focus on our compliance activity as they scrambled to maintain their day-to-day operations.

However, these factors do not make a trend and not only did we have a great quarter in terms of executing on our backlog, we were also successful at lining up new business. As I said we were successful in bringing ReposiTrak's overall compliance to the highest levels ever. As a result, we expect to return to add new HUBs to this network this quarter.

We're seeing a lot of interest from ReposiTrak HUBs in our unified service delivery platform and as a result, we expect multiple deployments over the remainder of the year. We also made tremendous strides with MarketPlace development. We expect new use cases for the platform to turn into big financial opportunities.

With momentum accelerating coming out of the first quarter, our outlook for annual growth in the 25% to 35% range is unchanged. We expect a reacceleration in the top line over the reminder of the year from all three elements of our converged platform, ReposiTrak, our unified service delivery platform and MarketPlace. We are increasingly confident that the diversification of our converged platform strategy will help us to sustain growth for years to come.

So, let's talk a little more specifically about the numbers. First quarter revenue grew 12% to $4.7 million. Year-over-year results were driven primarily by growth in ReposiTrak subscription revenue. Supply chain trends were strong but faced a difficult comparison. We had two large customers ceased to do business in the past year, one due to bankruptcy, another due to consolidation. This hit the revenue comparison in the first quarter particularly hard. Our customer retention rate is and has been well over 90%. We rarely lose customers but occasionally it happens due to factors beyond our control.

Fiscal first quarter net income was $3,31,000 or 7% of revenue. Total operating expenses rose 22% to $4.3 million, as we are continuing to invest against our customer success. We are investing in scaling our Success Team, we're investing in internal systems and automation via our 10x Project and we're investing in new capabilities for ReposiTrak, launching our unified service delivery platform and putting resources against the development of MarketPlace. Despite this increase in investment, we expect higher revenue growth over the remainder of the year to generate strong operating leverage and record profit and operating cash flow.

Cost of service increased 18% in the first quarter to $1.4 million. As a percentage of sales this was up about a 150 basis points from a year ago due to investments in new products and capabilities. However, cost of service is likely to be relatively flat as a percentage of revenue in fiscal ’18 versus fiscal ’17.

Sales and marketing rose 33% in the first quarter to $1.6 million. This increase was primarily due to scaling our Success Team. Total team member headcount is up over a 100% from a year ago. We have a new senior manager for the team and we're investing in new support infrastructure. However, over the course of the year we expect sales and marketing will fall as a percentage of total revenue versus fiscal 2017.

General and administrative rose 11% in the first quarter to $1.1 million. This increase was primarily due to higher investment associated with our 10x Project. We will continue to invest in automation and other enabling technology however, as with sales and marketing, we expect G&A to fall as a percentage of total revenue in fiscal 2018 versus fiscal 2017.

With regards to cash flow and liquidity, we ended the quarter with nearly $15 million in total cash. This was up $832,000 from the end of last quarter. We also generated $1.1 million in operating cash flow in the quarter. As we suggested, operating cash flow would accelerate over time once we transition ReposiTrak from a prepaid business to our current billing model. We are reaffirming our outlook for fiscal 2018. We expect revenue growth to be in-line with our annual range of 25% to 35%, although growth can vary substantially quarter from quarter.

We expect higher operating margins in fiscal 2018 and fiscal 2017. Even with our plans for continued investment we still expect an incremental contribution margin of 50% to 60%, which will translate into record net income, record operating cash flows and a growing cash balance.

Now I’ll turn it over to Randy for a more qualitative review.

Randall K. Fields:

Thank you, Todd. As Todd mentioned, the first quarter really was about focusing on execution. Specifically, it was to get a record backlog of ReposiTrak connected suppliers to record levels of compliance. The result of the remainder of the year looks very, very strong. With our backlog addressed we are now ready to take on new ReposiTrak HUBs.

Secondly, our supply chain business is accelerating substantially, and then finally the MarketPlace palette is successful expanding. As a result, we remain confident in our outlook for 25% to 35% annual growth and certainly as I've said repeatedly we're not a quarterly company. We take a longer view of our business and our view is that Company’s prospects have never been better.

Let me start with ReposiTrak, it was definitely a watershed quarter from ReposiTrak in terms of execution. We ended the quarter with the largest ever backlog of ReposiTrak connected suppliers and as you know the most important thing to us is the success of our customers. It's not enough to collect simply a group of suppliers connected to our network. They must also become compliant and that's where the hard work is. Technology is not the obstacle. Getting people to respond, produce the required documentation is always a difficult task. That task falls to us.

It's important to get a HUB suppliers compliance in a way that makes them feel that we're also invested in their success. Because the truth of the matter is we also want those suppliers that we're leaning on to become compliant, ultimately to buy more from us in the future for their own account. We have more to do but I couldn't be more pleased with our progress. As I said we drove a record number of ReposiTrak supplier to record levels of compliance. This was enabled by both an expansion of the Success Team and very substantial improvements in the productivity of that group. Because of the success of this Success Team, if you will, we can now bring more suppliers into compliance in a week than we used to do in a month.

Now on to supply chain. I'm frequently asked, “Well, how is supply chain doing” I'm pleased to announce that we've been driving interest in supply chain substantially through this converged platform that we've built, our unified service delivery platform. Because of that we are able now to deliver these supply chain applications to ReposiTrak HUBs and their network of suppliers. While we certainly have a lot to do in terms of refining our go-to-market strategy and messaging, interest in this converged business strategy is substantial. As a result, we’ve built an impressive pipeline for supply chain in the first quarter, we expect certainly to add several converged HUBs in this quarter and over the remainder of the year. Indeed, the second quarter will likely be a record quarter for revenue growth for the supply chain aspect of our business.

On to the third leg of the stool, as we call it, MarketPlace. MarketPlace development continues to be an important area of focus for us, and I'm pleased to report some on very exciting development. MarketPlace is evolving to something much bigger than a service that allows retailers and wholesalers to select vendors that are already compliant. That was, if you remember, originally how we conceived MarketPlace in terms of the role that it would fill. But even as we expand its network, everything we see in our efforts to get ReposiTrak suppliers compliant continues to indicate that unfortunately many suppliers in the U.S. food supply chain are either not willing or are not able to become compliant.

MarketPlace will enable HUBs to replace these—we called them bad actors with good actors with a minimum degree of friction. It's a very important idea and there is a great deal of demand for it. But importantly the value of ReposiTrak to compliance suppliers begins to change fundamentally with the advent of MarketPlace. Why Because it means that for the good guys we're going to be able to bring them more revenue, more business and more success. Obviously, that's tremendously helpful to our sales process.

However, in addition to this idea of compliant suppliers getting more business, bad suppliers being replaced easily, there is a lot more afoot with MarketPlace. Our initial pilot has been one with one of the largest retailers in the country and it's continuing to expand. We're broadly in the category of suppliers that are in MarketPlace and we're especially emphasizing non-food suppliers. In short, what's happening is that MarketPlace is becoming a broad based B2B ecommerce platform. That means MarketPlace will have all of the functionality or applications, if you will, of our entire business from scan-based trading to compliance, ordering, forecasting, etc. All of that in the single capability filled MarketPlace.

Currently we're developing the capabilities and capacity for rapid scaling that we believe will result in this successful pilot and our recently announced relationship with GMDC. Remember GMDC represents over 600 non-food personal product suppliers and people who sell products at over 125,000 retail locations, representing more than $0.5 billion in sales. If you go back and read the GMDC announcement carefully you'll note that, like FMI with ReposiTrak, GMDC is exclusively endorsing MarketPlace as well as ReposiTrak. This sets up an additional path of adoption for our converged platform whereby a supplier begins in MarketPlace and then goes back to ReposiTrak and then into supply chain. That’s a different strategy than we originally envisioned when we imagined people would go from ReposiTrak to supply chain to MarketPlace.

What we're suggesting now is we now see multiple paths by which people can use more and more of the applications that we offer. It also highlights how our converged platform is really self-reinforcing and significantly broadens our opportunity. With all of these developments, MarketPlace is experiencing the highest level of interest of any product we've ever introduced. We expect much more rapid growth by the end of the fiscal year and for MarketPlace to make a meaningful contribution to revenues in fiscal 2019.

Certainly, while nothing's certain from this vantage point, ultimately MarketPlace could become a very big deal. There is an increasing belief that the food industry needs an online B2B ecommerce platform, like an Alibaba, or a much more efficient way to interact than traditional models are currently being utilized. Like we said when we announced ReposiTrak, we're not sure how this will evolve but more and more of our customers think that MarketPlace might be able fulfill this need and we think we should therefore explore the opportunity.

Finally, I want to highlight that the Board has authorized us to engage a financial advisory firm to explore strategic alternatives for the Company. Our current strategies are working extremely well and we have multiple large opportunities in front of us. A number of inquiries about joint opportunities here and abroad have come to us. As a result, we think this is an appropriate time to explore our strategic option. I want to be clear though, there is no certain outcomes and we're not going to answer any questions on this matter nor do we intend to comment on or disclose developments regarding the progress unless required to to comply with Securities Laws or until such additional statements are warranted based on actual developments.

So to sum it up, we feel terrific about how everything is going with the Company, we're executing extremely well at our efforts to get suppliers compliant, which is mission one, in ensuring our customer success. We're seeing much more interest than we would have imagined at this point in time in our unified service delivery platform and that in turn is driving the growth of our supply chain business. MarketPlace is taking off and could prove to be a very big thing for the Company. In short, our converged platform strategy is working, is driving growth in the near term and is creating value in the long-term.

At this point, we'll take a few questions.

Operator:

Thank you. To signal for a question please press star, one on your touchtone telephone. Also, if you are using a speakerphone please make sure your mute button is turned off to allow your signal to reach our equipment. A voice prompt on your phone line will indicate when your line has been opened. Once again, it is star, one at this time for questions. We will pause to give everyone the opportunity to signal.

We'll take our first question from Ananda Baruah with Loop Capital.

Ananda Baruah:

Hey guys. Can you hear me okay?

Randall K. Fields:

We can.

Ananda Baruah:

Okay, great. Thanks. If I break up here just let me know. I guess just starting with the revenue. Sounds like weather has an impact. That was a bit unexpected. Did you guys expect to spend as much energy in the quarter on sort of driving compliance and servicing (phon) ReposiTrak installation as you recognizedThen I have a follow up off of that. Thanks.

Randall K. Fields:

Well, I think from a business reality we ended last year at the beginning of this last quarter, therefore with an enormous backlog from the success of signing up HUBs. At the end of the day you sometimes have to make decisions about is it more important to grow that backlog or to achieve the customer success And that clearly is get the suppliers more compliant. Frankly, that's an issue that will always constrain a business and we chose to go down that path. The interesting aspect of weather was, as Todd pointed out, when you are in a business that is focused on literally getting product out the door and we call with a problem that we need some assist with in compliance, we may be bottom of the list in terms of what you're trying to do. You need to get truck in and out. There weren't any truck, you got stores that were flooded. It created a problem for us on the compliance front. They were focused on, in their view and rightfully, more important activities than those that they had assigned to us.

Ananda Baruah:

Based on those dynamics (inaudible) entire set (inaudible) forward, do you—as you continue your Success Team build-out, do you envision getting to a place where you can sense the (inaudible) getting the backlog driving the revenue and also driving compliance and the install (phon) so you don't have the exact (inaudible)

Randall K. Fields:

Yes. I mean the answer to that is of course. In fact, think of it this way. I was being quite serious when I said we now do as much work around compliance in a week as we used to do in a month. So, the productivity of the team is going up, the sophistication of the team is going up, the tools are going up, and the number of people. I think—keep me honest here, Todd. Haven’t we doubled the size of the team over the last year, roughly?

Todd Mitchell:

Yes, just a little bit more than a double.

Randall K. Fields:

So, we're definitely adding to the resource. We don't feel constrained there, but we provide a great deal of training. There’s the seasoning that has to be take place. There’s tools that they have to use. So, it's not throwing a 100 people at it that would make a difference. It's having the right people. It's giving them, as we call it, time over target—no pun intended—and indeed helping them to be even more successful with our customers. From where we were to the compliance levels we got with the end of the quarter, it was pretty astounding. So we're very pleased, but you're absolutely right. Over time, you can simply take on more and more.

Ananda Baruah:

Got it. Got it. Then just with regards to the reiterance—reiteration of the fiscal year guide so, does that suggest sort of 25% to 35% started out the year at 12%, that suggest that you could actually exit the year—and you talked of reacceleration during the quarter across the businesses. Does that suggest you could exit the year at north of 40% I don't want to get too surgical here with it, but the new 35% or even 30%, it might be suggestive of something like that. So, I just want to ask for the context.

Todd Mitchell:

I think if you look at—we're not a quarterly company. Obviously if we are reiterating our guidance for 25% to 35% for the year, there is probably going to be a quarter or two that's above that range. But I wouldn't look at the results purely linear. I think we've said with supply chain being well over half the business and there being a component of that in pro service and licensing that there is some lumpiness to our business. I think that if you look at the comparisons, they get harder, obviously. So yes, we'll see some variability and we will probably have a quarter or two that is better than the top range of our guide. But I wouldn't consider it a straight-line trend.

Ananda Baruah:

Got it.

Randall K. Fields:

Let me add a little bit of color—Ananda, let me add a little bit of color to what Todd just said. If you think of we have three different, we call them, legs to the stool of the business. We have ReposiTrak, we have what we've historically called vendor portal or supply chain and now we have MarketPlace. We think of the first two, meaning ReposiTrak and our vendor portal, as being relatively relationship intensive. It's important the bedrock of our Company is, if our customers are successful and if they feel in relationship with us then they will buy more.

The interesting aspect if you were to think of an open-ended growth opportunity for us is MarketPlace. As MarketPlace ultimately comes on, if it works the way it potentially could, it's not as constrained by the relationship quotient as the first two aspects of our business. So over time, the first two aspects of our business are certainly capable of driving our 25% to 35% top line, 50% to 60% contribution margin kind of business going forward. But the reality is that MarketPlace has the potential because it is less constrained by the need for relationship;it's people buying and selling. They need less handholding and so on and so forth. It certainly has some potential for changing what that upper end dynamic could be. That ain’t a forecast. It’s just what could happen.

Ananda Baruah:

Got it. Got it. Appreciate it. I'll yield (phon) the floor for now. Thanks a lot.

Operator:

Once again it is star, one at this time for questions. Again, we’ll pause to give everyone the opportunity to signal.

Gentlemen, it appears there are no further questions at this time. I'd like to turn the conference back to Mr. Dave Mossberg for any additional or closing comments.

David M. Mossberg:

Thank you everyone for joining us on the call today. Our phone number is in the press release. Please feel free to give us a call if you have any follow up questions.

Operator:

That will conclude today's conference. We’d like to thank everyone for their participation. You may now disconnect.